Exhibit 99.1

YOU On Demand and Bruno Wu's Sun Seven Stars Complete $10 Million Strategic Investment

NEW YORK, Dec. 23, 2015— YOU On Demand Holdings, Inc. (NASDAQ: YOD) ("YOU On Demand" or "YOD" or the "Company"), a leading Video On Demand ("VOD") service provider in China, delivering Hollywood movies & premium content to TV and mobile screens, and Bruno Wu's Sun Seven Stars Media Group Limited (SSS), one of the largest private media and investment conglomerates in China, have restructured the previously announced strategic investment, and closed the transaction, with SSS making a $10 million USD investment in YOD at $2.20 per share of common stock, an approximate 10% premium over the volume-weighted average closing price of the common stock as quoted by NASDAQ during the last 60 trading days, and receiving 2-year warrants to purchase an additional 1,818,182 shares of YOD at $2.75 per share, and a 6-month promissory note, which is automatically converted upon shareholder approval, into an additional 9,208,860 shares of YOD in exchange for license rights to content controlled by SSS. Exercise of the warrant and conversion of the note, along with payment of up to 15 million of earn-out shares issuable to SSS' affiliate, Tianjin Enternet Network Technology Limited, are all subject to receipt of YOD shareholder approval.

Commenting on the transaction, Mr. Wu stated, "As the SSS team continued to examine and comprehend the foundation, platform and service that YOU On Demand has been building over the last several years, we became more convinced to commit to the evolution of the YOD brand. The quick completion of this strategic investment is a testament to both the hard work by all involved, and more importantly, our excitement to begin working with YOU On Demand. By leveraging SSS' strong leadership position in content ownership, we have already begun the process of developing YOU On Demand into a leading next generation service offering in China's high growth paid content space."

Chairman of YOU on Demand Shane McMahon stated, "Mr. Wu's and Sun Seven Star's industry know-how and excellent reputation create the perfect partner to really catapult the YOD service and brand much further in the Chinese consumer market. We look forward to laying out in more detail YOD's mutually beneficial strategic plans, at the close of the full transaction."

Approval of the issuance of the remaining shares of YOD, which issuances were approved by both companies' Boards of Directors, is subject to approval by holders of a majority of the outstanding shares of YOD common stock. YOD will seek to obtain the necessary shareholder approvals in Q1 2016.

In light of the restructuring of the investment terms, the Board of Directors has decided to no longer seek shareholder approval of the SSS strategic investment at its Annual Meeting to be held on December 29, 2015, and accordingly, is withdrawing consideration of Proposal No. 2 from the agenda for its Annual Meeting.

YOD had originally proposed that shareholders approve the share issuances to SSS and its affiliates as part of the strategic investment by SSS in YOD. This proposal was included as Proposal No.2 in YOD's definitive proxy statement on Schedule 14A as filed with the U.S. Securities and Exchange Commission on December 9, 2015.

For a more detailed summary of the material provisions of the revised terms of the SSS strategic investment, see YOU On Demand's current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. As a reminder, YOU On Demand's Annual Shareholder Meeting will take place on December 29, 2015, at 10:00 AM, local time (PRC Time), at Office Park, Tower A, Suite 2603, 10 Jintong West Road, Chaoyang District, Beijing 100020, China.

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available on the internet at: materials.proxyvote.com/98741R.

YOU ON Demand's Board recommends that the Company's stockholders vote FOR the election of the nominees listed in Proposal 1(a) and Proposal 1(b) and FOR Proposal 3.

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD), is a leading multi-platform entertainment service company delivering premium content, including leading Hollywood movie titles, to customers across China via Subscription Video On Demand and Transactional Video On Demand. The Company has secured alliances with leading global media operators and content developers. YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal, Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. The Company has a comprehensive end-to-end secure delivery system, governmental partnerships and approvals and offers additional value-added services. YOU On Demand has strategic partnerships with the largest media entities in China, a highly experienced management team with international background and expertise in Cable, Television, Film, Digital Media, Internet and Telecom. YOU On Demand is headquartered in both New York, NY and Beijing, China.

About Bruno Wu and Sun Seven Stars

Bruno Wu is now the Founder, Co-Chairman and CEO of Sun Seven Stars Media Group Limited, one of the biggest private media and investment conglomerates in China. Its predecessor is Sun Media Group Holdings Limited, which was established by Bruno Wu and Yang Lan in 1999 and became one of the leading entertainment, media and investment companies in Asia after 10 years of growth. Sun Seven Stars Media Group Limited now has 7 business units including Sun Media Group, Sun eSports Group, Sun Seven Stars Culture Group, Enternet Group, Sun TV+ Network Group, Sun Music Group and Sun Art Capital Group. It has a presence in over ten major cities in the world including: Beijing, Shanghai, Tianjin, Hong Kong, New York, LA, Paris, London, Toronto, Seoul and Scandinavia countries.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Particular forward-looking statements in this release include statements regarding the effects of the business partnership with SSS. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

YOU On Demand

212-206-1216

jason.finkelstein@yod.com

@youondemand

corporate.yod.com